Board of Directors Representation — Term Sheet

Between:               Mr. Sal Diaz-Verson, and
                       Essential Innovations Technology Corp.

To:                    Mr. Sal Diaz-Verson

From:                  Mr. Jason McDiarmid, President/CEO
                       Essential Innovations Technology Corp.

Re: Position with Essential Innovations Technology Corp. Board of Directors

This Term Sheet is to serve as a binding agreement between parties as it relates to Mr. Sal Diaz-Verson and his active role as a member of the Essential Innovations Technology Corp., Board of Directors.

This document is to provide absolute clarity as to the terms of the working relationship that will now officially appoint Mr. Sal Diaz-Verson to the Board of Directors of Essential Innovations Technology Corp.

General Responsibilities will include, but not be limited to, providing corporate advisory services relating to:

        o Accounting and finance requirements
        o M&A strategy and planning
        o Providing assistance and guidance with the development of conventional banking facilities
        o Acting as Independent Member of the EI Audit Committee
        o Assisting in the raising of financing for the Company whether debt and/or equity
        o Responsible for introductions to help develop markets for the EI products
        o Corporate structuring issues

The Initial period and term for the agreement is recognized to be 1 year from an effective date of September 1, 2006. It has been agreed between Mr. Sal Diaz-Verson and Essential Innovations Technology Corp. that compensation for services on the Board of Directors for this 1-year period is to be:

        o 175,000 common shares of 144 stock on his signing

Mr. Sal Diaz-Verson will also be granted an option agreement for 250,000 shares vesting immediately upon signing, priced @ $0.30/share, exercisable until August 31st, 2011.

Assuming both parties are satisfied at the end of the 1-year term, the Agreement will be reviewed for another extension.

The Company will reimburse the undersigned for all reasonable and pre-disclosed out-of-pocket expenses incurred by the undersigned in entering into and performing this agreement, including (but not limited to) travel and communication expenses.  Such reimbursable expenses will be payable upon receipt by the Company of the undersigned’s invoices.

In the event that there are to be board meetings for which attendance is necessary in person, telephonically or otherwise, then compensation will be due to the Board Member as follows:

If telephonically then the Board member will be paid $500/ call, or if in person, then $1,000/ day + all travel (Business Class), food and accommodation expenses

It is understood between the parties to this Term Sheet that Essential Innovations Technology Corp., has in place adequate Director and Officer Insurance for the benefit of the individuals who serve as members of the Board of Directors.

Heretofore, this Term Sheet has been agreed to between Essential Innovations Technology Corp. and Mr. Sal Diaz-Verson.

This Term Sheet is hereby signed and agreed to by the principal parties to the agreement as is shown by the dates and signatures below:

/s/ Jason McDiarmid                                    9/01/2006
Mr. Jason McDiarmid                                    Date of Execution
President/CEO
Essential Innovations Technology Corp.

/s/ Sal Diaz-Verson                                    8/30/2006
Mr. Sal Diaz-Verson                                    Date of Execution